RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED OCTOBER 2, 2010

Pennsauken, NJ – November 10, 2010 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen and thirty-nine week periods ended October 2, 2010.

The Company announced revenues of $37.5 million for the thirteen week period ended October 2, 2010, decreased from $40.4 million for the thirteen week period ended September 26, 2009 (comparable prior year period).  Net income from continuing operations was $1.2 million, or $0.08 per diluted share, for the thirteen week period ended October 2, 2010, as compared to net income from continuing operations of $0.6 million, or $0.04 per diluted share, for the comparable prior year period.  Net income for the thirteen week period ended October 2, 2010 was $1.2 million, or $0.09 per diluted share, as compared to net income of $0.4 million, or $0.03 per diluted share, for the comparable prior year period.

The Company had operating income for the thirteen week period ended October 2, 2010 of $1.9 million, or $0.14 per diluted share, as compared to $0.9 million, or $0.07 per diluted share, for the comparable prior year period.

In September 2010, the Company sold its light industrial and clerical staffing business located in southern California and doing business under the name Intertec.  The Company recognized a gain of $0.1 million on the sale of Intertec.  In March 2010, the Company closed its Oracle business unit located in southern California.  The closed business unit sold Oracle software applications and provided implementation, hosting and maintenance services for the suite of Oracle and related software applications.  The Company announced a net gain from discontinued operations for the thirteen week period ended October 2, 2010 of $0.1 million as compared to a net loss of $0.1 million for the comparable prior year period.

The Company announced revenues of $125.6 million for the thirty-nine week period ended October 2, 2010, decreased from $126.6 million for the thirty-nine week period ended September 26, 2009 (comparable prior year period).  Net income from continuing operations was $5.2 million, or $0.40 per diluted share, for the thirty-nine week period ended October 2, 2010, as compared to net income from continuing operations of $6.8 million, or $0.52 per diluted share, for the comparable prior year period.  Net income for the thirty-nine week period ended October 2, 2010 was $4.7 million, or $0.36 per diluted share, as compared to net income of $6.2 million, or $0.48 per diluted share, for the comparable prior year period.  During the thirty-nine week period ended October 2, 2010, the Company recognized a tax benefit of $1.2 million due to an anticipated 2010 tax deduction for goodwill and intangible assets associated with the Oracle business unit discussed above.  The Company recognized an impairment of the goodwill and intangible assets associated with this subsidiary in its 2008 Consolidated Financial Statements.  During the thirty-nine week period ended September 26, 2009, the Company recorded legal settlement proceeds of $9.8 million, or $5.8 million net of income tax expense.  The legal settlement resulted in an increase to earnings per diluted share of $0.45 during that period.

The Company had operating income for the thirty-nine week period ended October 2, 2010 of $6.7 million, or $0.51 per diluted share, as compared to $1.3 million, or $0.10 per diluted share, for the comparable prior year period.

The Company experienced a net loss from discontinued operations of $0.5 million for the thirty-nine week period ended October 2, 2010 as compared to a net loss from discontinued operations of $0.6 million for the comparable prior year period.

Leon Kopyt, Chairman and CEO of RCM, commented: “Despite a respectable level of operating income in the third quarter, we are disappointed with the third quarter revenue numbers as compared to the first two quarters of 2010.  While a portion of the third quarter revenue shortfall can be attributed to seasonality, the remaining shortfall is principally attributable to our IT group’s subpar performance and is partially reflective of a slow and uneven economic recovery.  We believe that, absent any significant developments, our revenue should improve to a more favorable trajectory while we continue to pursue richer margin business.

Notwithstanding the third quarter revenue shortfall, our continued focus on several other financial metrics has resulted in a significant improvement to our balance sheet and income statement.  The cash position at the end of the third quarter was $26.9 million while stockholder’s equity rose to $68.5 million, more than a $5 million increase since January 2, 2010.  So far in 2010, gross margin has expanded measurably by 240 basis points and operating income has quintupled as compared to the same period last year.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities.

RCM is an innovative leader in the delivery of these solutions to commercial and government sectors for 40 years.  RCM’s offices are located in major metropolitan centers throughout North America and Europe.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	October 2, 2010	September 26, 2009
Revenues	$37,489	$40,429
Gross profit	10,623	11,333
Selling, general and administrative	8,410	9,995
Depreciation and amortization	331	393
Operating income	1,882	945
Other (expense) income, net	(13)	32
Income from continuing operations before income taxes	1,869	977
Income tax expense from continuing operations	698	391
Net income from continuing operations	1,171	586
Gain (loss) from discontinued operations, net of taxes	72	(149)
Net income	$1,243	$437

Diluted net earnings per share data:
Net income from continuing operations	$0.08	$0.04
Gain (loss) from discontinued operations, net of taxes	$0.01	($0.01)
Net income	$0.09	$0.03

	Thirty-Nine Week Periods Ended
	October 2, 2010	September 26, 2009
Revenues	$125,629	$126,603
Gross profit	35,425	32,634
Selling, general and administrative	27,674	30,191
Depreciation and amortization	1,011	1,124
Operating income	6,740	1,319
Other (expense) income, net	(53)	54
Income from legal settlement	-	9,750
Income from continuing operations before income taxes	6,687	11,123
Income tax expense from continuing operations	1,439	4,331
Net income from continuing operations	5,248	6,792
Loss from discontinued operations, net of tax benefit	(514)	(557)
Net income	$4,734	$6,235

Diluted net earnings per share data:
Net income from continuing operations	$0.40	$0.52
Loss from discontinued operations, net of tax benefit	0.04	$0.04
Net income	$0.36	$0.48

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	October 2, 2010 (Unaudited)	January 2, 2010 (Audited)
Cash and equivalents	$26,898	$10,942
Accounts receivable, net	$38,589	$44,231
Total current assets	$70,850	$61,041
Goodwill and intangible assets	$7,679	$7,783
Total assets	$85,690	$77,369
Total current liabilities	$16,871	$13,700
Total liabilities	$17,237	$14,066
Stockholders’ equity	$68,453	$63,303
Stockholder’s equity, per diluted share	$5.20	$4.91
Stockholder’s equity less goodwill and intangible assets	$60,774	$55,520
Stockholder’s equity less goodwill and intangible assets, per diluted share	$4.62	$4.31

RCM Technologies, Inc.
Cash Provided by Operating Activities
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	October 2, 2010	September 26, 2009
Net income	$1,243	$437
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	333	426
Gain on sale of discontinued operations	(143)	-
Stock based compensation	73	65
(Recovery from) provision for losses on accounts receivable	(5)	100
Deferred income tax expense	401	445
Changes in operating assets and liabilities
Accounts receivable	4,674	3,388
Prepaid expenses and other current assets	614	314
Accounts payable and accrued expenses	(1,007)	(879)
Accrued payroll and related costs	1,174	(886)
Income taxes payable	140	(299)
Total adjustments	6,254	2,674

Cash provided by operating activities	$7,497	$3,111

	Thirty-Nine Week Periods Ended
	October 2, 2010	September 26, 2009
Net income	$4,734	$6,235
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,052	1,211
Loss on disposal of fixed assets	269	-
Gain on sale of discontinued operations	(143)	-
Stock based compensation	240	99
Provision for losses on accounts receivable	174	404
Deferred income tax expense	401	2,871
Changes in operating assets and liabilities
Accounts receivable	5,813	11,051
Prepaid expenses and other current assets	(129)	(14)
Accounts payable and accrued expenses	(272)	(2,318)
Accrued payroll and related costs	2,856	(2,039)
Income taxes payable	661	(843)
Total adjustments	10,922	10,422

Cash provided by operating activities	$15,656	$16,657